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                                                                   EXHIBIT 10.64


                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT, dated as of the 8th day of February, 1999 (the "Agreement"), by and between VISION TWENTY-ONE, INC., a Florida corporation (the "Company"), and ROBERT P. COLLINS (the "Executive").

                  WHEREAS, the Company is presently engaged in the business of providing physician practice management services and related services to ophthalmologists, optometrists and other eye care providers;

                  WHEREAS, the Executive has extensive management experience and is willing to serve as Executive Vice President and the Chief Operating Officer of the Company;

                  WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

         1.       EMPLOYMENT

                  The Company hereby agrees to continue to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company's Chief Operating Officer and Executive Vice President and to perform the duties and functions customarily performed by the Chief Operating Officer of a publicly traded corporation during the term of this Agreement. In such capacity, the Executive shall have such powers and responsibilities consistent with his position as the Chief Executive Officer and Board of Directors may assign to him.

                  Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company.

         2.       TERM OF AGREEMENT

                  The five (5) year initial term of employment under this Agreement shall commence as of February 8, 1999 (the "Effective Date"). After the expiration of such five year initial employment period, the term of the Executive's employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least thirty (30) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.




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                  Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).

         3.       SALARY AND BONUS

                  The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $215,000 per annum, payable in biweekly installments consistent with the Company's normal payroll schedule. The Compensation Committee of the Board shall consult with the Chief Executive Officer and review this base salary at annual intervals, and may adjust the Executive's annual base salary from time to time as the Committee deems to be appropriate.

                  The Executive shall also be eligible to receive an annual incentive bonus from the Company for each fiscal year of the Company during the term of this Agreement. If the Company has fully achieved such financial and operational performance targets as may be set for the fiscal year by the Compensation Committee, the amount payable to the Executive shall be 50 percent of his annual base salary in effect on the last day of the year. If the Company fails to fully achieve its performance targets for the fiscal year, the portion of such bonus, if any, which shall be paid to the Executive shall be such amount as may be determined to be appropriate by the Compensation Committee of the Company's Board, based on the Company's partial achievement of the performance measures. If, for any fiscal year of the Company, the annual bonus anticipated to be payable for such fiscal year, when added to the Executive's base salary and other remuneration from the Company for such fiscal year, is expected to cause the total remuneration to the Executive for such fiscal year to exceed $1,000,000, the Company's Compensation Committee shall follow the following procedures with respect to any bonus payable for such fiscal year:













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                  (1)      The performance goals for such bonus shall be
         determined and approved by the Compensation Committee of the Board of the Company, which for this purpose, shall be comprised solely of two or more outside directors, during the first sixty (60) days of such fiscal year;

                  (2) The material terms under which such annual bonus is to be paid, including the performance goals, shall be disclosed to shareholders and approved by a majority of the vote in a separate shareholder vote before payment of such bonus is made;

                  (3) Before any payment of such annual bonus, the Compensation Committee of the Board referred to above must certify that the performance goals and any other material terms were in fact satisfied.

The provisions of this paragraph are intended to comply with and shall be interpreted in accordance with the requirements of Section 162(m) of the Internal Revenue Code, and accordingly, if the Compensation Committee of the Board follows the foregoing requirements and the annual bonus is disapproved by the Compensation Committee of the Board or the shareholders in accordance with said requirements, the Executive shall not be paid the performance-based portion of the bonus for the fiscal year at issue, to the extent such performance-based portion of the bonus causes the Executive's total applicable remuneration to exceed $1,000,000 for the fiscal year at issue.

         4.       ADDITIONAL COMPENSATION AND BENEFITS

                  The Executive shall receive the following additional compensation and welfare and fringe benefits:

                  (a) Stock Options. As of the Effective Date of this Agreement, the Executive shall be granted nonstatutory stock options with respect to 75,000 shares of common stock pursuant to the terms of the Company's 1996 Stock Incentive Plan, with options to vest in a series of five equal annual installments with the fifth and final installment vesting on the fifth anniversary of the grant date. During the remaining term of the Agreement, any additional stock option or restricted stock awards under the 1996 Stock Incentive Plan shall be at the discretion of the Compensation Committee of the Company's Board.

                  (b) Medical Insurance. The Company shall provide the Executive and his dependents with health insurance coverage no less favorable than that from time to time made available to other key employees.

                  (c) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company's business, including expenses for travel, entertainment of business associates and similar items, upon presentation by the Executive from time to time of an itemized account of such


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         expenditures. After commencement of employment, a corporate American
         Express card and Hertz Credit Card will be issued to the Executive.

                  (d) Disability Insurance. Until such time as the Company has established a long-term disability program for executives, the Company shall reimburse the Executive for the monthly premiums he pays to maintain his existing long-term disability insurance policy in force at the current level of coverage.

                  (e) Automobile. The Company will provide the Executive with the use of a new leased automobile. The Executive may select the make and model desired, up to a maximum monthly lease payment (including taxes) of $700. The Company will also cover the costs of routine maintenance, fuel and liability insurance for the leased vehicle. The Executive will be responsible for appropriately reporting his personal use of the vehicle for income tax purposes.

                  (f) Relocation Assistance. Since the Company is asking the Executive to relocate his residence from Alpharetta, Georgia to the Tampa-St. Petersburg metropolitan area, the Executive will receive the relocation allowance and benefits described on the attached Schedule A.

                  (g) Vacation The Executive shall be entitled to 4 weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

                  In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other executive officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other executive officers.

         5.       PAYMENTS UPON TERMINATION

                  (a) Involuntary Termination. If the Executive's employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination. The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

                  If the termination is not for death, disability as described in paragraph (b), for Cause as described in paragraph (c) or a voluntary termination by the Executive as described in paragraph (d), the Company shall also be obligated to make a series of monthly payments to the Executive for each month during the remaining term of this Agreement, but not less than twelve (12) months, or twenty-four (24) months if the termination occurs after the first 90 days of the Executive's employment under this Agreement. Each monthly payment shall be equal to one-twelfth (1/12th) of the Executive's annual base salary, as in



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effect on the date of termination. For each month that the Company is obligated to make a monthly payment as provided in the preceding sentence of this paragraph 5(a), the Company shall also continue the Additional Compensation and Benefits set forth in paragraph 4(b), (d) and (e) (or, in the case of the automobile described in 4(e), at the Company's election, the full value of such benefit in cash), and the Executive shall be allowed to continue participation in such other executive compensation and retirement plans as may then be offered to other executive officers, unless prohibited by the applicable plan provisions or by law.

                  (b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Company shall pay to Executive a monthly disability benefit equal to one-twenty-fourth (1/24th) of his current annual base salary at the time he became permanently disabled. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of permanent disability and cease with the earliest of (i) the month in which the Executive returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

                  (c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

                  For purposes of this Agreement, the term "Cause" shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Chief Executive Officer or the Board (other than any such failure resulting from the Executive's incapacity due to physical or mental disability).

                  (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable



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benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

                  For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive resigns during the period of three months after the date he is (1) assigned to a position of lesser rank (other than for Cause, or by reason of permanent disability), (2) assigned duties materially inconsistent with such position, or (3) directed to report to anyone other than the Company's Chief Executive Officer or Board of Directors.

         6.       EFFECT OF CHANGE IN CORPORATE CONTROL

                  (a) In the event of a Change in Corporate Control, the vesting of any stock options or other awards granted to the Executive under the terms of the Company's 1996 Stock Incentive Plan shall become immediately vested in full and, in the case of stock options, exercisable in full.

                  In addition, if, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, the Executive is involuntarily terminated (other than for Cause) by the Company, the Executive shall be entitled to receive as severance pay in lieu of the monthly payments described in Section 5(a) above, a series of twenty-four (24) equal monthly payments, each equal to one-twelfth (1/12th) of the sum of (i) the Executive's annual base salary in effect at the time of the Change in Corporate Control plus (ii) the annual bonus paid to the Executive with respect to the last fiscal year of the Company ending prior to the Change in Corporate Control.

                  (b) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

                           (1) The acquisition in one or more transactions of more than thirty percent of the Company's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

                           (2) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

                           (3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on February 1, 1999, and (ii)


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         persons who were nominated for election as members of the Board by the
         Board of Directors (or a Committee of the Board) at a time when the majority of the Board (or of such Committee) consisted of persons who were members of the Board of Directors on February 1, 1999; provided, that any person nominated for election by the Board of Directors composed entirely of persons described in (i) or (ii), or of persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in (i).

                           (4) Any person, or group of persons, announces a tender offer for at least thirty percent (30%) of the Company's Common Stock.

provided that, no acquisition of stock by any person in a public offering or private placement of the Company's common stock approved by the Company's Board of Directors, shall be considered a Change in Corporate Control, and further provided that, for purposes of this Agreement, a reverse merger of the Company into another corporation or similar transaction shall not be considered to be a Change in Corporate Control unless it results in either (1) the appointment of someone other than Theodore Gillette as the CEO of the surviving corporation or
(2) a majority of the Board of Directors of the surviving corporation consisting of persons who were not members of the Company's Board of Directors immediately prior to the transaction.

                  (c) Notwithstanding anything else in this Agreement, the amount of severance compensation payable to the Executive as a result of a Change in Corporate Control under this Section 6, or otherwise, shall be limited to the maximum amount the Company would be entitled to deduct pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended.

         7.       DEATH

                  If the Executive dies during the term of this Agreement, the Company shall pay to the Executive's estate a lump sum payment equal to the sum of the Executive's base salary accrued through the date of death plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

         8.       WITHHOLDING

                   The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.


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         9.       PROTECTION OF CONFIDENTIAL INFORMATION

                  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company's customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company's prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

                  The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.

         10.      COVENANT NOT TO COMPETE

                  The Executive hereby agrees that he will not, either during the Employment Term or during the period of twenty-four (24) months from the time the Executive's employment under this Agreement is terminated, as contemplated in paragraphs 5(a), (b), (c) or (d) of this Agreement, engage in any business activities on behalf of any enterprise which competes with the Company in any business in which the Company is now engaged or any other business in which the Company is actively engaged at the time of the termination, provided that, if such termination occurs during the first 90 days of the Executive's employment under this Agreement, the duration of this Covenant Not to Compete shall be twelve (12) months from the time the Executive's employment is terminated. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

                  The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving monthly severance payments under Section 5 or Section 6 of this Agreement,

         (i) solicit any employee or full-time consultant of the Company for the purposes of hiring or retaining such employee or consultant, or


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         (ii)     contact any present or prospective client of the Company to solicit such a person to enter into a management contract with any organization other than the Company or a related entity.

For this purpose, the Executive shall be considered to be receiving monthly severance payments under Section 5 of this Agreement during any period for which he would be entitled to receive such severance payments.

         11.      INJUNCTIVE RELIEF

                  The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

                  It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.



         12.      SEPARABILITY

                  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         13.      ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

         14.      ENTIRE AGREEMENT

                  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the


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Company and the Executive. The Agreement may be amended at any time only by mutual written agreement of the parties hereto.

         15.      GOVERNING LAW

                  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.


Attest:                                      VISION TWENTY-ONE, INC.



                                             /s/ THEODORE N. GILLETTE
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Secretary                                             Chief Executive Officer




Witness:                                     EXECUTIVE:



                                             /s/ ROBERT P. COLLINS
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                                                      ROBERT P. COLLINS














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